Exhibit 99.1

Radian Reports Fourth Quarter and Full Year 2012 Financial Results

– Writes $37.1 billion of new MI business in 2012, compared to $15.5 billion in 2011 –

– Risk-to-capital ratio of 20.8:1; Expects to remain below 25:1 through 2013 –

PHILADELPHIA--(BUSINESS WIRE)--February 11, 2013--Radian Group Inc. (NYSE: RDN) today reported a net loss for the quarter ended December 31, 2012, of $177.3 million, or $1.34 per diluted share, which included minimal net gains on investments and combined net gains from the change in fair value of derivatives and other financial instruments as well as an income tax provision of $20.5 million. This compares to a net loss for the quarter ended December 31, 2011, of $121.5 million, or $0.92 per diluted share, which included net gains on investments of $38.9 million, combined net gains from the change in fair value of derivatives and other financial instruments of $102.2 million and an income tax provision of $65.4 million. The net loss for the full year 2012 was $451.5 million, or $3.41 per diluted share, which included net gains on investments of $184.9 million and combined net loss from the change in fair value of derivatives and other financial instruments of $226.3 million as well as an income tax provision of $7.3 million. This compares to net income for the year ended December 31, 2011, of $302.2 million, or $2.26 per diluted share, which included net gains on investments of $202.2 million and combined net gains from the change in fair value of derivatives and other financial instruments of $821.7 million as well as an income tax provision of $66.4 million. Book value per share at December 31, 2012, was $5.51.

“In 2012, we took advantage of every opportunity to position Radian for future success, including growing our volume of new, high-quality mortgage insurance business each quarter, reducing our portfolio of delinquent loans by 16%, maintaining a competitive risk-to-capital ratio and reducing our financial guaranty exposure by 51%,” said Chief Executive Officer S.A. Ibrahim. “Although our fourth quarter results were impacted by the continuing challenge of our legacy portfolio, our ability to write new, profitable business remains undiminished.”

Ibrahim added, “We hit the ground running in 2013 with $4 billion of new business written in January and another decline in our delinquent loan inventory, which better positions Radian for a return to operating profitability.”

CAPITAL AND LIQUIDITY UPDATE

  Radian Guaranty’s risk-to-capital ratio was 20.8:1 as of December 31, 2012, compared to 20.1:1 as of September 30, 2012, and 21.5:1 as of December 31, 2011.

    The change in the risk-to-capital ratio from September 30, 2012, was primarily driven by operating losses and an increase to the company’s gross risk in force resulting from strong, new mortgage insurance business volume, partially offset by external and intercompany reinsurance which decreased net risk in force.
    The company expects to remain below a 25:1 risk-to-capital ratio through 2013 including, if necessary, by contributing from currently available holding company funds.
    In order to proactively manage its risk-to-capital position, Radian Guaranty entered into two quota share reinsurance agreements in 2012 with the same third-party reinsurance provider. As of December 31, 2012, a total of $1.9 billion was ceded under those agreements.
    The company also managed risk to capital through a new intercompany reinsurance agreement, which reduced Radian Guaranty’s net risk in force by $2.6 billion in the fourth quarter.
    As of December 31, 2012, Radian Guaranty’s statutory capital was $926 million compared to $843 million a year ago.
  Radian Group maintains approximately $336 million of currently available liquidity, before the repayment this month of $79 million of outstanding debt. After completion of the company’s debt exchange in January, the company has approximately $55 million of outstanding debt due in June 2015, with the balance of debt maturing in 2017.

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  New mortgage insurance written (NIW) was $11.7 billion for the quarter, compared to $10.6 billion in the third quarter of 2012 and $6.5 billion in the prior-year quarter. Radian wrote an additional $4 billion in NIW in January 2013, compared to $2 billion in January 2012.

    The product mix of Radian’s NIW in 2012 shifted to an increased level of monthly premium business. Of the $37.1 billion in new business written in 2012, 65 percent was written with monthly premiums and 35 percent with single premiums. This compares to a mix of 59 percent monthly premiums and 41 percent single premiums in 2011.
    The Home Affordable Refinance Program (HARP) accounted for $2.9 billion of insurance not included in Radian Guaranty’s NIW total for the quarter. This compares to $2.7 billion in the third quarter of 2012 and $0.7 billion in the prior-year quarter. As of December 31, 2012, approximately 9 percent of the company’s total primary mortgage insurance risk in force had successfully completed a HARP refinance.
    NIW continued to consist of loans with excellent risk characteristics, with 76 percent consisting of loans with FICO scores of 740 or greater.
  The mortgage insurance provision for losses was $306.9 million in the fourth quarter of 2012, compared to $171.8 million in the third quarter and $333.3 million in the prior-year period. Mortgage insurance loss reserves were approximately $3.1 billion as of December 31, 2012, which was up slightly from $3.0 billion as of September 30, 2012, and down from $3.2 billion as of December 31, 2011. First-lien reserves per primary default were $29,510 as of December 31, 2012, compared to $28,561 as of September 30, 2012, and $26,007 as of December 31, 2011.
  The total number of primary delinquent loans decreased by 2 percent in the fourth quarter from the third quarter of 2012, and by 16 percent from the fourth quarter of 2011. In addition, the total number of primary delinquent loans decreased by 2 percent in January. The primary mortgage insurance delinquency rate decreased to 12.1 percent in the fourth quarter of 2012, compared to 12.6 percent in the third quarter and 15.2 percent in the fourth quarter of 2011. The company’s primary risk in force on defaulted loans was $4.3 billion in the fourth quarter, compared to $4.4 billion in the third quarter and $5.2 billion in the fourth quarter of 2011.
  Total mortgage insurance claims paid were $263.4 million in the fourth quarter, compared to $272.4 million in the third quarter and $291.6 million in the fourth quarter of 2011. The company expects mortgage insurance net claims paid for the full-year 2013 of $900 million to $1.0 billion.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.

    As of December 31, 2012, Radian Asset had approximately $1.1 billion in statutory surplus with an additional $700 million in claims-paying resources.
    In November, Radian Asset agreed to the commutation of its remaining reinsurance risk from Financial Guaranty Insurance Corporation (FGIC), which reduced the company’s total reinsurance portfolio by 13 percent. The commutation of the $822 million reinsurance portfolio was completed in January 2013.
    Last week, Radian Asset received regulatory approval to release $61 million of contingency reserves, which will benefit Radian Guaranty's statutory capital position. The reserve release was based on a reduction in Radian Asset’s net par outstanding, resulting from the maturing of exposures and other terminations of coverage. The company had anticipated the majority of the reserve release and has included its impact in its projections of Radian Guaranty's risk-to-capital during 2013.
  Radian Asset has paid a total of $384 million in dividends to Radian Guaranty since 2008, and expects to pay another dividend of approximately $35 million in 2013.
  Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 71 percent to $33.7 billion as of December 31, 2012, including large declines in many of the riskier segments of the portfolio.

CONFERENCE CALL

Radian will discuss these items in its conference call today, Monday, February 11, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800-230-1092 inside the U.S., or 612-234-9960 for international callers, using passcode 280218 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 280218.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Income
Exhibit B:	Condensed Consolidated Balance Sheets
Exhibit C:	Segment Information Quarter Ended December 31, 2012
Exhibit D:	Segment Information Quarter Ended December 31, 2011
Exhibit E:	Segment Information Year Ended December 31, 2012
Exhibit F:	Segment Information Year Ended December 31, 2011
Exhibit G:	Financial Guaranty Supplemental Information
Exhibit H:	Financial Guaranty Supplemental Information
Exhibit I:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit J:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit K:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit L:	Mortgage Insurance Supplemental Information
Primary, Pool and Other Risk in Force
Exhibit M:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit N:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit O:	Mortgage Insurance Supplemental Information
Net Premiums Written and Earned, Captives, QSR and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Exhibit A

	Quarter Ended		Year Ended
	December 31		December 31
(In thousands except per-share data)	2012	2011	2012	2011

Revenues:
Net premiums written - insurance	$217,743	$193,433	$686,630	$707,247

Net premiums earned - insurance	$193,875	$184,413	$738,982	$756,025
Net investment income	23,112	38,694	114,337	163,520
Net gains on investments	6,351	38,866	184,888	202,177
Net impairment losses recognized in earnings	(3)	(1,171)	(3)	(1,202)
Change in fair value of derivative instruments	2,912	69,769	(144,025)	628,395
Net (losses) gains on other financial instruments	(1,815)	32,429	(82,269)	193,329
Gain on sale of affiliate	—	—	7,708	—
Other income	1,627	1,551	5,790	5,599
Total revenues	226,059	364,551	825,408	1,947,843

Expenses:
Provision for losses	305,797	355,984	959,171	1,296,521
Change in reserve for premium deficiency	(1,464)	(665)	41	(7,092)
Policy acquisition costs	10,098	12,796	61,876	52,763
Other operating expenses	55,896	38,397	196,672	175,810
Interest expense	12,583	14,197	51,832	61,394
Total expenses	382,910	420,709	1,269,592	1,579,396

Equity in net (loss) income of affiliates	—	—	(13)	65

Pretax (loss) income	(156,851)	(56,158)	(444,197)	368,512
Income tax provision	20,451	65,381	7,271	66,362

Net (loss) income	$(177,302)	$(121,539)	$(451,468)	$302,150

Diluted net (loss) income per share (1)	$(1.34)	$(0.92)	$(3.41)	$2.26

(1) Weighted average shares outstanding (in thousands)

Weighted average common shares outstanding	132,525	132,369	132,533	132,372
Increase in weighted average shares-common stock equivalents-diluted basis	—	—	—	1,491
Weighted average shares outstanding	132,525	132,369	132,533	133,863

For Trend Information, refer to our Quarterly Financial Statistics on Radian's (RDN) website.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit B

	December 31	December 31
(In thousands, except per-share data)	2012	2011

Assets:
Cash and investments	$5,208,199	$5,846,168
Deferred policy acquisition costs	88,202	139,906
Deferred income taxes, net	—	15,975
Reinsurance recoverables	89,204	157,985
Derivative assets	13,609	17,212
Other assets	503,986	479,519
Total assets	$5,903,200	$6,656,765

Liabilities and stockholders' equity:
Unearned premiums	$648,682	$637,372
Reserve for losses and loss adjustment expenses	3,149,936	3,310,902
Reserve for premium deficiency	3,685	3,644
Long-term debt	663,571	818,584
VIE debt	108,858	228,240
Derivative liabilities	266,873	126,006
Other liabilities	325,270	349,726
Total liabilities	5,166,875	5,474,474

Common stock	151	151
Additional paid-in capital	1,075,320	1,074,513
Retained (deficit) earnings	(355,241)	96,227
Accumulated other comprehensive income	16,095	11,400
Total common stockholders’ equity	736,325	1,182,291
Total liabilities and stockholders’ equity	$5,903,200	$6,656,765

Book value per share	$5.51	$8.88

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended December 31, 2012
Exhibit C

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$217,044	$699	$217,743

Net premiums earned - insurance	179,486	14,389	193,875
Net investment income	12,814	10,298	23,112
Net gains on investments	1,447	4,904	6,351
Net impairment losses recognized in earnings	—	(3)	(3)
Change in fair value of derivative instruments	(298)	3,210	2,912
Net losses on other financial instruments	(864)	(951)	(1,815)
Other income	1,588	39	1,627
Total revenues	194,173	31,886	226,059

Expenses:
Provision for losses	306,895	(1,098)	305,797
Change in reserve for premium deficiency	(1,464)	—	(1,464)
Policy acquisition costs	7,469	2,629	10,098
Other operating expenses	44,661	11,235	55,896
Interest expense	2,099	10,484	12,583
Total expenses	359,660	23,250	382,910

Pretax (loss) income	(165,487)	8,636	(156,851)
Income tax provision	12,279	8,172	20,451

Net (loss) income	$(177,766)	$464	$(177,302)

Cash and investments	$3,118,153	$2,090,046	$5,208,199
Deferred policy acquisition costs	38,478	49,724	88,202
Total assets	3,575,427	2,327,773	5,903,200
Unearned premiums	382,413	266,269	648,682
Reserve for losses and loss adjustment expenses	3,083,608	66,328	3,149,936
VIE Debt	9,875	98,983	108,858
Derivative liabilities	—	266,873	266,873

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended December 31, 2011
Exhibit D

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$194,009	$(576)	$193,433

Net premiums earned - insurance	167,000	17,413	184,413
Net investment income	20,350	18,344	38,694
Net gains on investments	27,755	11,111	38,866
Net impairment losses recognized in earnings	(1,171)	—	(1,171)
Change in fair value of derivative instruments	(696)	70,465	69,769
Net (losses) gains on other financial instruments	(457)	32,886	32,429
Other income	1,488	63	1,551
Total revenues	214,269	150,282	364,551

Expenses:
Provision for losses	333,293	22,691	355,984
Change in reserve for premium deficiency	(665)	—	(665)
Policy acquisition costs	9,400	3,396	12,796
Other operating expenses	28,093	10,304	38,397
Interest expense	1,944	12,253	14,197
Total expenses	372,065	48,644	420,709

Pretax (loss) income	(157,796)	101,638	(56,158)
Income tax provision (benefit)	110,315	(44,934)	65,381

Net (loss) income	$(268,111)	$146,572	$(121,539)

Cash and investments	$3,210,279	$2,635,889	$5,846,168
Deferred policy acquisition costs	52,094	87,812	139,906
Total assets	3,470,103	3,186,662	6,656,765
Unearned premiums	233,446	403,926	637,372
Reserve for losses and loss adjustment expenses	3,247,900	63,002	3,310,902
VIE Debt	9,450	218,790	228,240
Derivative liabilities	—	126,006	126,006

Radian Group Inc. and Subsidiaries
Segment Information
Year Ended December 31, 2012
Exhibit E

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$806,305	$(119,675)	$686,630

Net premiums earned - insurance	702,385	36,597	738,982
Net investment income	63,191	51,146	114,337
Net gains on investments	103,666	81,222	184,888
Net impairment losses recognized in earnings	—	(3)	(3)
Change in fair value of derivative instruments	(330)	(143,695)	(144,025)
Net losses on other financial instruments	(3,491)	(78,778)	(82,269)
Gain on sale of affiliate	—	7,708	7,708
Other income	5,516	274	5,790
Total revenues	870,937	(45,529)	825,408

Expenses:
Provision for losses	921,507	37,664	959,171
Change in reserve for premium deficiency	41	—	41
Policy acquisition costs	34,131	27,745	61,876
Other operating expenses	152,448	44,224	196,672
Interest expense	7,454	44,378	51,832
Total expenses	1,115,581	154,011	1,269,592

Equity in net loss of affiliates	—	(13)	(13)

Pretax loss	(244,644)	(199,553)	(444,197)
Income tax (benefit) provision	(30,045)	37,316	7,271

Net loss	$(214,599)	$(236,869)	$(451,468)

Radian Group Inc. and Subsidiaries
Segment Information
Year Ended December 31, 2011
Exhibit F

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$717,264	$(10,017)	$707,247

Net premiums earned - insurance	$680,895	$75,130	$756,025
Net investment income	93,678	69,842	163,520
Net gains on investments	126,205	75,972	202,177
Net impairment losses recognized in earnings	(1,202)	—	(1,202)
Change in fair value of derivative instruments	(632)	629,027	628,395
Net gains on other financial instruments	3,864	189,465	193,329
Other income	5,369	230	5,599
Total revenues	908,177	1,039,666	1,947,843

Expenses:
Provision for losses	1,293,857	2,664	1,296,521
Change in reserve for premium deficiency	(7,092)	—	(7,092)
Policy acquisition costs	36,051	16,712	52,763
Other operating expenses	132,225	43,585	175,810
Interest expense	13,894	47,500	61,394
Total expenses	1,468,935	110,461	1,579,396

Equity in net income of affiliates	—	65	65

Pretax (loss) income	(560,758)	929,270	368,512
Income tax provision (benefit)	83,157	(16,795)	66,362

Net (loss) income	$(643,915)	$946,065	$302,150

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit G

	Quarter Ended		Year Ended
	December 31		December 31
(In thousands)	2012	2011	2012	2011

Net Premiums Earned:
Public finance direct	$10,723	$11,673	$43,727	$40,797
Public finance reinsurance	2,492	4,638	13,434	25,942
Structured direct	657	312	1,527	2,093
Structured reinsurance	515	795	173	3,434
Trade credit reinsurance	2	(5)	—	35
Net Premiums Earned - insurance	14,389	17,413	58,861	72,301
Impact of commutations	—	—	(22,264)	2,829
Total Net Premiums Earned - insurance	$14,389	$17,413	$36,597	$75,130

Refundings included in earned premium	$7,956	$8,459	$33,985	$27,187

Net premiums earned - derivatives (1)	$5,652	$10,054	$28,693	$41,743

Claims paid	$5,465	$5,392	$34,338	$11,427

(1) Included in change in fair value of derivative instruments.

The impact of the Assured Transaction for the Year Ended December 31, 2012, was as follows:

(In millions)
Statement of Operations
Decrease in premiums written	$(119.8)
Decrease in premiums earned	$(22.2)
Increase in change in fair value of derivative instruments—gain	1.4
Gain on sale of affiliate	7.7
Increase in amortization of policy acquisition costs	(15.7)
Decrease in pre-tax income	$(28.8)

Balance Sheet
Decrease in:
Cash	$93.6
Deferred policy acquisition costs	26.2
Accounts and notes receivable	1.1
Derivative assets	0.6
Unearned premiums	71.6
Derivative liabilities	2.1
Increase in other assets	19.1

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit H

	December 31		December 31
($ in thousands, except ratios)	2012		2011

Statutory Information:

Capital and surplus	$1,144,112		$974,874
Contingency reserve	300,138		421,406
Qualified statutory capital	1,444,250		1,396,280

Unearned premium reserve	256,920		448,669
Loss and loss expense reserve	(53,441)		161,287
Total statutory policyholders' reserves	1,647,729		2,006,236

Present value of installment premiums	114,292		148,641
Total statutory claims paying resources	$1,762,021		$2,154,877

Net debt service outstanding	$42,526,289		$88,202,630

Capital leverage ratio (1)	29		63
Claims paying leverage ratio (2)	24		41

Net par outstanding by product:
Public finance direct	$9,796,131		$13,838,427
Public finance reinsurance	5,542,217		19,097,057
Structured direct	17,615,383		34,760,869
Structured reinsurance	787,758		1,492,859
Total (3)	$33,741,489	(4)	$69,189,212

(1)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(2)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(3)

Included in public finance net par outstanding is $1.0 billion and $1.4 billion at December 31, 2012 and December 31, 2011, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

(4)

Reductions in par caused by the following: $15.6 billion in connection with the Assured Transaction, $10.2 billion in connection with the CDO terminations, and $1.2 billion in connection with the Commutation Transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	Quarter Ended				Year Ended
	December 31				December 31
	2012		2011		2012		2011
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$11,657	99.9%	$6,532	99.9%	$37,041	99.9%	$15,499	99.9%
Alt-A	—	—	2	—	2	—	2	—
A minus and below	6	0.1	3	0.1	18	0.1	9	0.1
Total Flow	$11,663	100.0%	$6,537	100.0%	$37,061	100.0%	$15,510	100.0%

Total primary new insurance written by FICO score
>=740	$8,838	75.8%	$5,051	77.3%	$28,151	75.9%	$12,142	78.3%
680-739	2,519	21.6	1,364	20.9	7,994	21.6	3,192	20.6
620-679	306	2.6	121	1.8	916	2.5	175	1.1
<=619	—	—	1	—	—	—	1	—
Total Flow	$11,663	100.0%	$6,537	100.0%	$37,061	100.0%	$15,510	100.0%

Percentage of primary new insurance written
Monthly premiums	65%		57%		65%		59%
Single premiums	35%		43%		35%		41%

Refinances	44%		46%		40%		39%
LTV
95.01% and above	1.5%		2.3%		1.4%		1.9%
90.01% to 95.00%	40.5%		37.7%		41.2%		36.3%
ARMS
Less than 5 years	<1%		<1%		<1%		<1%
5 years and longer	1.1%		3.2%		1.9%		4.8%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	December 31		December 31
	2012		2011
($ in millions)	$	%	$	%

Primary insurance in force
Flow	$129,079	92.0%	$113,438	89.9%
Structured	11,284	8.0	12,747	10.1
Total Primary	$140,363	100.0%	$126,185	100.0%

Prime	$123,437	87.9%	$106,407	84.3%
Alt-A	10,447	7.5	12,344	9.8
A minus and below	6,479	4.6	7,434	5.9
Total Primary	$140,363	100.0%	$126,185	100.0%

Primary risk in force
Flow	$31,891	92.8%	$27,937	91.0%
Structured	2,481	7.2	2,755	9.0
Total Primary	$34,372	100.0%	$30,692	100.0%

Flow
Prime	$28,898	90.6%	$24,401	87.3%
Alt-A	1,852	5.8	2,200	7.9
A minus and below	1,141	3.6	1,336	4.8
Total Flow	$31,891	100.0%	$27,937	100.0%

Structured
Prime	$1,450	58.5%	$1,610	58.4%
Alt-A	552	22.2	625	22.7
A minus and below	479	19.3	520	18.9
Total Structured	$2,481	100.0%	$2,755	100.0%

Total
Prime	$30,348	88.3%	$26,011	84.8%
Alt-A	2,404	7.0	2,825	9.2
A minus and below	1,620	4.7	1,856	6.0
Total Primary	$34,372	100.0%	$30,692	100.0%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	December 31		December 31
	2012		2011
($ in millions)	$	%	$	%
Total primary risk in force by FICO score
Flow
>=740	$16,448	51.6%	$12,242	43.8%
680-739	9,686	30.4	9,205	32.9
620-679	4,918	15.4	5,503	19.8
<=619	839	2.6	987	3.5
Total Flow	$31,891	100.0%	$27,937	100.0%

Structured
>=740	$661	26.6%	$732	26.6%
680-739	716	28.9	802	29.1
620-679	661	26.6	738	26.8
<=619	443	17.9	483	17.5
Total Structured	$2,481	100.0%	$2,755	100.0%

Total
>=740	$17,109	49.8%	$12,974	42.3%
680-739	10,402	30.3	10,007	32.6
620-679	5,579	16.2	6,241	20.3
<=619	1,282	3.7	1,470	4.8
Total Primary	$34,372	100.0%	$30,692	100.0%

Total primary risk in force by LTV
85.00% and below	$3,292	9.6%	$2,772	9.0%
85.01% to 90.00%	13,134	38.2	11,861	38.6
90.01% to 95.00%	13,303	38.7	10,735	35.0
95.01% and above	4,643	13.5	5,324	17.4
Total	$34,372	100.0%	$30,692	100.0%

Total primary risk in force by policy year
2005 and prior	$5,657	16.5%	$6,887	22.4%
2006	2,735	8.0	3,172	10.3
2007	6,059	17.6	6,960	22.7
2008	4,582	13.3	5,206	17.0
2009	2,021	5.9	2,656	8.7
2010	1,726	5.0	2,244	7.3
2011	2,956	8.6	3,567	11.6
2012	8,636	25.1	—	—
Total	$34,372	100.0%	$30,692	100.0%

Primary risk in force on defaulted loans	$4,320		$5,198

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	December 31		December 31
($ in millions)	2012		2011
	$	%	$	%
Percentage of primary risk in force
Refinances	32%		32%
ARMS
Less than 5 years	4%		5%
5 years and longer	5%		7%

Pool risk in force
Prime	$1,411	76.9%	$1,601	77.4%
Alt-A	104	5.7	122	5.9
A minus and below	319	17.4	345	16.7
Total	$1,834	100.0%	$2,068	100.0%

Total pool risk in force by policy year
2005 and prior	$1,663	90.7%	$1,852	89.6%
2006	76	4.1	92	4.4
2007	85	4.6	103	5.0
2008	10	0.6	21	1.0
Total pool risk in force	$1,834	100.0%	$2,068	100.0%

Other risk in force
Second-lien
1st loss	$81		$102
2nd loss	13		29
NIMS	14		19
1st loss-Hong Kong primary mortgage insurance	40		64
Total other risk in force	$148		$214

Risk to capital ratio-Radian Guaranty only	20.8:1 (1)		21.5:1
Risk to capital ratio-Mortgage Insurance combined	29.9:1 (1)		30.9:1

(1) Preliminary

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit M

	Quarter Ended		Year Ended
	December 31		December 31
($ in thousands)	2012	2011	2012	2011
Net claims paid
Prime	$171,727	$152,202	$638,820	$796,940
Alt-A	43,806	36,934	165,776	257,448
A minus and below	26,982	30,035	112,216	164,429
Total primary claims paid	242,515	219,171	916,812	1,218,817
Pool	20,360	33,140	92,206	178,610
Second-lien and other	555	2,370	8,598	11,331
Subtotal	263,430	254,681	1,017,616	1,408,758
Impact of first-lien terminations	—	36,903	—	75,101
Impact of captive terminations	—	—	(148)	(1,166)
Impact of second-lien terminations	—	—	—	16,550
Total	$263,430	$291,584	$1,017,468	$1,499,243

Average claim paid (1)
Prime	$48.0	$49.9	$48.6	$49.6
Alt-A	56.3	58.6	57.9	60.7
A minus and below	36.7	40.4	37.7	40.2
Total primary average claims paid	47.6	49.6	47.8	50.0
Pool	73.0	72.2	67.9	76.2
Second-lien and other	11.1	19.9	25.1	25.8
Total	$48.6	$50.9	$48.7	$51.9

Average primary claim paid (2) (3)	$50.0	$52.4	$50.4	$54.6
Average total claim paid (2) (3)	$50.8	$53.4	$51.1	$56.0

Loss ratio - GAAP basis	171.0%	198.6%	131.2%	189.8%
Expense ratio - GAAP basis	29.0%	22.3%	26.6%	24.7%
	200.0%	220.9%	157.8%	214.5%

Reserve for losses by category
Prime	$1,739,968	$1,748,412
Alt-A	564,719	612,423
A minus and below	361,533	370,806
Reinsurance recoverable (4)	83,238	151,569
Total primary reserves	2,749,458	2,883,210
Pool insurance	323,403	353,583
Total 1st lien reserves	3,072,861	3,236,793
Second lien	7,237	11,070
Other	3,510	37
Total reserves	$3,083,608	$3,247,900

1st lien reserve per default (5)
Primary reserve per primary default	$29,510	$26,007
Primary reserve per primary default excluding IBNR	26,408	24,637
Pool reserve per pool default (6)	17,821	16,305
Total 1st lien reserve per default	27,605	24,420

(1)	Calculated net of reinsurance recoveries and without giving effect to the impact of first-lien, second-lien and captive terminations.
(2)	Calculated without giving effect to the impact of terminations of captive reinsurance and first- and second-lien transactions.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions and Smart Home.
(5)	Calculated as total reserves divided by total defaults.
(6)

If calculated before giving effect to deductibles and stop losses in pool transactions, the pool reserve per default at December 31, 2012 and December 31, 2011, would be $28,125 and $25,402, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit N

	December 31	December 31
	2012	2011
Default Statistics
Primary Insurance:

Flow
Prime
Number of insured loans	630,094	569,190
Number of loans in default	55,483	65,238
Percentage of loans in default	8.81%	11.46%

Alt-A
Number of insured loans	37,754	44,355
Number of loans in default	11,798	14,481
Percentage of loans in default	31.25%	32.65%

A minus and below
Number of insured loans	35,150	40,884
Number of loans in default	11,211	13,560
Percentage of loans in default	31.89%	33.17%

Total Flow
Number of insured loans	702,998	654,429
Number of loans in default	78,492	93,279
Percentage of loans in default	11.17%	14.25%

Structured
Prime
Number of insured loans	37,528	41,248
Number of loans in default	5,371	6,308
Percentage of loans in default	14.31%	15.29%

Alt-A
Number of insured loans	16,315	18,484
Number of loans in default	4,207	5,563
Percentage of loans in default	25.79%	30.10%

A minus and below
Number of insured loans	14,157	15,477
Number of loans in default	5,099	5,711
Percentage of loans in default	36.02%	36.90%

Total Structured
Number of insured loans	68,000	75,209
Number of loans in default	14,677	17,582
Percentage of loans in default	21.58%	23.38%

Total Primary Insurance
Prime
Number of insured loans	667,622	610,438
Number of loans in default	60,854	71,546
Percentage of loans in default	9.12%	11.72%

Alt-A
Number of insured loans	54,069	62,839
Number of loans in default	16,005	20,044
Percentage of loans in default	29.60%	31.90%

A minus and below
Number of insured loans	49,307	56,361
Number of loans in default	16,310	19,271
Percentage of loans in default	33.08%	34.19%

Total Primary
Number of insured loans	770,998	729,638
Number of loans in default	93,169	110,861
Percentage of loans in default	12.08%	15.19%

Pool insurance
Number of loans in default	18,147	21,685

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit O

	Quarter Ended December 31		Year Ended December 31
($ in thousands)	2012	2011	2012	2011

Net Premiums Written
Primary and Pool Insurance	$216,609	$193,670	$804,371	$715,125
Second-lien (1)	429	537	1,874	2,314
International	6	(198)	60	(175)
Total Net Premiums Written - Insurance	$217,044	$194,009	$806,305	$717,264

Net Premiums Earned
Primary and Pool Insurance	$178,771	$166,233	$699,079	$673,869
Second-lien	429	537	1,874	2,314
International	286	230	1,432	4,712
Total Net Premiums Earned - Insurance	$179,486	$167,000	$702,385	$680,895

1st Lien Captives
Premiums ceded to captives	$5,371	$6,895	$23,416	$28,816
% of total premiums	2.8%	3.9%	3.2%	4.1%
IIF included in captives (1)	6.5%	8.9%
RIF included in captives (1)	6.3%	8.8%

Initial Quota Share Reinsurance ("QSR") Transaction
QSR ceded premiums written	$10,296		$52,151
% of premiums written	4.3%		5.9%
QSR ceded premiums earned	$7,700		$16,088
% of premiums earned	4.0%		2.2%
Ceding commissions	$2,574		$13,038
RIF included in QSR (2)	$1,525,840

Second QSR Transaction
QSR ceded premiums written	$9,648		$9,648
% of premiums written	4.0%		1.1%
QSR ceded premiums earned	$504		$504
% of premiums earned	0.3%		0.1%
Ceding commissions	$3,377		$3,377
RIF included in QSR (2)	$368,429

Persistency (twelve months ended December 31)	81.8%	85.4%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty’s ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.

We and our insurance subsidiaries are subject to comprehensive, detailed regulation by the insurance departments in the states where our insurance subsidiaries are licensed to transact business. These regulations are principally designed for the protection of our insured policyholders rather than for the benefit of investors. Insurance laws vary from state to state, but generally grant broad supervisory powers to state agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company’s ability to write new business.

The GSEs and state insurance regulators impose various capital requirements on our insurance subsidiaries. These include risk-to-capital ratios, risk-based capital measures and surplus requirements that potentially limit the amount of insurance that each of our insurance subsidiaries may write. The GSEs and our state insurance regulators also possess significant discretion with respect to our insurance subsidiaries. Our failure to maintain adequate levels of capital, among other things, could lead to intervention by the various insurance regulatory authorities or the GSEs, which could materially and adversely affect our business, business prospects and financial condition.

Under state insurance regulations, Radian Guaranty is required to maintain minimum surplus levels and, in certain states, a minimum amount of statutory capital relative to the level of risk in force (“RIF”), or “risk-to-capital.” Sixteen states (the risk-based capital or “RBC States”) currently impose a statutory or regulatory risk-based capital requirement (the “Statutory RBC Requirement”), the most common of which requires that a mortgage insurer’s risk-to-capital ratio not exceed 25 to 1. In some of the RBC States (the “MPP States”), Radian Guaranty is required to maintain a minimum policyholder position (the “MPP Requirement”). Unless an RBC State grants a waiver or other form of relief, if a mortgage insurer is not in compliance with the Statutory RBC Requirement of an RBC State, it may be prohibited from writing new mortgage insurance business in that state. Radian Guaranty’s domiciliary state, Pennsylvania, is not one of the RBC States. In 2012 and 2011, the RBC States accounted for approximately 54.3% and 50.5%, respectively, of Radian Guaranty’s total primary new insurance written.

As of December 31, 2012, Radian Guaranty’s risk-to-capital ratio was 20.8 to 1. Radian Guaranty’s risk-to-capital ratio has been negatively impacted in recent years by operating losses. The ultimate amount of losses and the timing of these losses will depend, in part, on general economic conditions and other factors, including the health of credit markets, home prices and unemployment rates, all of which are difficult to predict and beyond our control. Based on our current projections, in the absence of any further risk-to-capital support (which Radian Group expects to provide as discussed below), we anticipate that Radian Guaranty would exceed the 25 to 1 risk-to-capital ratio requirement during 2013.

Further, Radian Guaranty’s policyholder position was below the MPP Requirement in two states as of the end of 2012. Each of these MPP States has issued to Radian Guaranty a waiver of its MPP Requirement. These waivers allow Radian Guaranty to continue writing new business in these states regardless of whether the MPP Requirement has been met. One of these waivers has no specified expiration date and the other expires on December 31, 2013.

Our mortgage insurance incurred losses are driven primarily by new mortgage insurance defaults and adverse developments in the assumptions used to determine our loss reserves. Establishing loss reserves in our businesses requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. This judgment has been made more difficult in the current period of prolonged economic uncertainty. Our estimate of the rate at which we expect defaults will ultimately result in paid claims (the “default to claim rate”) is a significant assumption in our reserving methodology. Our assumed aggregate weighted average default to claim rate (which incorporates the expected impact of rescissions and denials) was approximately 47% and 43% for the years ending December 31, 2012 and 2011, respectively. Assuming all other factors remain constant, for each one percentage point increase in our aggregate weighted average default to claim rate as of December 31, 2012, incurred losses would increase by approximately $55 million. Radian Guaranty’s statutory capital would be reduced by the after-tax impact of these incurred losses. Our level of incurred losses is also dependent on our estimate of anticipated rescissions and denials, including our estimate of the likely number of successful challenges to previously rescinded policies or claim denials, among other assumptions. If the actual losses we ultimately realize are in excess of the loss estimates we use in establishing loss reserves, we may be required to take unexpected charges to income, which could adversely affect Radian Guaranty’s statutory capital position.

If Radian Guaranty is not in compliance with a state’s applicable Statutory RBC Requirement, it may be prohibited from writing new business in that state until it is back in compliance or it receives a waiver of or similar relief from the requirement from the applicable state insurance regulator, as discussed in more detail below. In those states that do not have a Statutory RBC Requirement, it is not clear what actions the applicable state regulators would take if a mortgage insurer fails to meet the Statutory RBC Requirement established by another state. Accordingly, if Radian Guaranty fails to meet the Statutory RBC Requirement in one or more states, it could be required to suspend writing business in some or all of the states in which it does business. In addition, the GSEs and our mortgage lending customers may decide not to conduct new business with Radian Guaranty (or may reduce current business levels) or impose restrictions on Radian Guaranty while its capital position remained at such levels. The franchise value of our mortgage insurance business would likely be significantly diminished if we were prohibited from writing new business or restricted in the amount of new business we could write in one or more states.

Radian Guaranty’s capital position also is dependent on the performance of our financial guaranty portfolio. During the third quarter of 2008, we contributed our ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the successful run-off of our financial guaranty business. Any decrease in the statutory capital in our financial guaranty business would therefore have a negative impact on Radian Guaranty’s capital position and its ability to remain in compliance with the Statutory RBC Requirements. If our financial guaranty portfolio performs worse than anticipated, including if we are required to establish (or increase) statutory reserves on defaulted obligations that we have insured, or if we make net commutation payments to terminate insured financial guaranty obligations in excess of the then established statutory reserves for such obligations, the statutory capital of Radian Guaranty also would be negatively impacted.

We actively manage Radian Guaranty’s capital position in various ways, including: (1) through internal and external reinsurance arrangements; (2) by seeking opportunities to reduce our risk exposure through commutations or other negotiated transactions; (3) by contributing additional capital from Radian Group to our mortgage insurance subsidiaries; and (4) by realizing gains in our investment portfolio through open market sales of securities. Radian Group had unrestricted cash and liquid investments of $375.6 million as of December 31, 2012, which amount includes approximately $38.7 million of future expected corporate expenses and interest payments that have been accrued for and paid by certain subsidiaries to Radian Group as of that date. Radian Group currently has $79.4 million of outstanding debt due in February 2013, $54.8 million of outstanding debt due in 2015, $195.2 million of outstanding debt due in June 2017 and an additional $450 million of convertible debt due in November 2017. We intend to maintain Radian Guaranty’s risk to capital below 25:1 throughout 2013, including, if necessary by making contributions to Radian Guaranty from Radian Group’s remaining available liquidity. Depending on the extent of our future statutory incurred losses in our mortgage insurance subsidiaries and in Radian Asset Assurance, as well as the level of new insurance written and other factors, the amount of capital contributions required for Radian Guaranty to remain in compliance with the Statutory RBC Requirements could be substantial and could exceed amounts available at Radian Group.

Our ability to continue to reduce Radian Guaranty’s risk through affiliated reinsurance arrangements may be limited. These arrangements are subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. In addition, certain of these affiliated reinsurance companies currently are operating at or near minimum capital levels and have required, and may continue to require, additional capital contributions from Radian Group in the future. One of these affiliated insurance companies, which provides reinsurance to Radian Guaranty for coverage in excess of 25% of certain loans insured by Radian Guaranty, is a sister company of Radian Guaranty, and therefore, any contributions to this insurer would not be consolidated with Radian Guaranty’s capital for purposes of calculating Radian Guaranty’s risk-to-capital position. In addition, we must obtain prior approval from one or both of the GSEs to enter into new, or to modify existing, reinsurance arrangements. If we are limited in, or prohibited from, using reinsurance arrangements to reduce Radian Guaranty’s risk, it would adversely affect Radian Guaranty’s risk-to-capital position.

In order to maximize our financial flexibility, we have applied for waivers or similar relief for Radian Guaranty in each of the RBC States. Of the 16 RBC states, New York does not possess the regulatory authority to grant waivers and Iowa, Kansas and Ohio have declined to grant waivers to Radian Guaranty. In addition, Oregon has indicated that it will not consider our waiver application until such time that Radian Guaranty has exceeded its Statutory RBC Requirement, and we have a waiver application pending in Idaho. Currently, Radian Guaranty has waivers or similar relief from the following RBC States: Kentucky, Wisconsin, Arizona, Missouri, North Carolina, California and Texas. Waivers that were previously granted to Radian Guaranty from Illinois, New Jersey and Florida expired at the end of 2012, and we currently are pursuing a renewal of the waivers from these states. Certain of the existing waivers contain conditions, including requirements that Radian Guaranty’s risk-to-capital ratio may not exceed a revised maximum ratio, ranging from 30 to 1 up to 35 to 1. There can be no assurance that: (1) Radian Guaranty will be granted a waiver in Idaho or Oregon, or a renewal of the waivers that have expired in Illinois, New Jersey and Florida; (2) for any waiver granted, such regulator will not revoke or terminate the waiver, which the regulator generally has the authority to do at any time; (3) for any waiver granted, it will be renewed or extended after its original expiration date; or (4) additional requirements will not be imposed as a condition to such waivers or their renewal or extension and, if so, whether we will be able to comply with such conditions.

In addition to filing for waivers in the RBC States, we intend to write new first-lien mortgage insurance business in Radian Mortgage Assurance Inc. (“RMAI”) in any RBC State that does not permit Radian Guaranty to continue writing insurance while it is out of compliance with applicable Statutory RBC Requirements. RMAI is a wholly-owned subsidiary of Radian Guaranty and is licensed to write mortgage insurance in each of the fifty states and the District of Columbia. Fannie Mae has approved RMAI to write new mortgage insurance business in any RBC State where Radian Guaranty would be prohibited from writing new business if it were not in compliance with the state’s Statutory RBC Requirement, without a waiver or other similar relief under the Fannie Mae Approval. The Fannie Mae Approval expires on December 31, 2013. Freddie Mac also has approved RMAI as a limited mortgage insurer to write business in those RBC States for which we have been denied a waiver. On December 20, 2012, Freddie Mac amended this approval to extend it for an additional one year period that will expire on December 31, 2013 (the Freddie Mac Approval, and together with the Fannie Mae Approval, the “GSE Approvals”). Pursuant to the Freddie Mac Approval, RMAI currently is eligible to write business in New York, Ohio, Iowa, Kansas, and, subject to certain conditions, Oregon and Idaho.

The GSE Approvals are temporary and are conditioned upon our compliance with a broad range of conditions and restrictions, including without limitation, minimum capital and liquidity requirements, a maximum risk-to-capital ratio of 20 to 1 for RMAI, restrictions on the payment of dividends and restrictions on affiliate transactions involving Radian Guaranty or RMAI. Under the GSE Approvals, Radian Group is required to contribute $50 million of additional capital to Radian Guaranty (which would then be contributed to RMAI) if Radian Guaranty exceeds a 25:1 risk-to-capital ratio, or if it fails to satisfy an MPP requirement in a state where it has not obtained a waiver or other similar relief. The Freddie Mac Approval also includes a condition specifying the time frame by which Radian Guaranty will evaluate and resolve claims. There can be no assurance that: (1) we will be able to comply with the conditions imposed by the GSEs’ approval for RMAI; (2) the GSEs will not revoke or terminate their approvals, which they generally have the authority to do at any time; (3) the approvals will be renewed or extended after their expiration dates; or (4) additional requirements will not be imposed as a condition to such on-going approvals, including their renewal or extension.

The GSE Approvals are limited to the RBC States. It is possible that if Radian Guaranty were not able to comply with the Statutory RBC Requirements of one or more states, the insurance regulatory authorities in states other than the RBC States could prevent Radian Guaranty from continuing to write new business in such states. If this were to occur, we would need to seek approval from the GSEs to expand the scope of their approvals to allow RMAI to write business in states other than the RBC States.

Our existing capital resources may not be sufficient to successfully manage Radian Guaranty’s capital position. Our ability to utilize waivers and RMAI to continue to write business if Radian Guaranty’s capital position is not in compliance with the Statutory RBC Requirements is subject to conditions that we may be unable to satisfy. As a result, even if we are successful in implementing this strategy, additional capital contributions or other risk-to-capital support or relief could be necessary, which we may not have the ability to provide. Further, regardless of the waivers and the GSEs’ approval of RMAI, we may choose to use our existing capital at Radian Group to maintain compliance with the Statutory RBC Requirements. Depending on the extent of our future incurred losses along with other factors, the amount of capital contributions that may be required to maintain compliance with the Statutory RBC Requirements could be significant and could exceed all of our remaining available capital. In the event we contribute a significant amount of Radian Group’s available capital to Radian Guaranty and RMAI, our financial flexibility would be significantly reduced, making it more difficult for Radian Group to meet its obligations in the future, including future principal payments on our outstanding debt.

Other risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements include the following:

  changes in general economic and political conditions, including high unemployment rates and weakness in the U.S. housing and mortgage credit markets, a significant downturn in the U.S. or global economies, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, legislative activity or inactivity or actual or threatened downgrades of U.S. credit ratings;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of developments in the private mortgage insurance and financial guaranty industries in which certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events or economic changes in certain geographic regions, including those affecting governments and municipalities, where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including in particular, the repayment of our long-term debt and additional capital contributions that may be required to support our mortgage insurance business;
  a reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, and general reduced housing demand in the U.S., which may be exacerbated by regulations impacting home mortgage originations, including requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);
  the potential adverse impact on the mortgage origination market and on private mortgage insurers due to increased capital requirements for mortgage loans under proposed interagency rules to implement the third Basel Capital Accord (“Basel III”), including in particular, the possibility that loans insured by the Federal Housing Administration (“FHA”) will receive a more favorable regulatory capital treatment than loans with private mortgage insurance;
  our ability to maintain an adequate risk-to-capital position, minimum policyholder position and other surplus requirements for Radian Guaranty Inc. (“Radian Guaranty”), our principal mortgage insurance subsidiary, including if necessary, our ability to write new mortgage insurance while maintaining a capital position that is in excess of risk-based capital limitations imposed in certain states, either through waivers of these limitations or through use of another mortgage insurance subsidiary, and the possibility that state regulators could pursue regulatory actions or proceedings, including possible supervisory or receivership actions, against Radian Guaranty, in the event Radian Guaranty’s capital position is not in compliance with levels that are acceptable to such regulators;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  a more rapid than expected decrease in the current elevated levels of mortgage insurance rescissions and claim denials, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials, or caused by the government-sponsored entities (“GSEs”) intervening in mortgage insurers’ loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact our mortgage insurance rescissions and claim denials or claim curtailments may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our rescissions, denials or claim curtailments, to increase our loss reserves for, and reassume risk on, rescinded loans, and to pay additional claims, including amounts previously curtailed;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain in our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income;
  heightened competition for our mortgage insurance business from others such as the FHA, the Department of Veterans Affairs (“VA”) and other private mortgage insurers (in particular, the FHA and those private mortgage insurers that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, or that are new entrants to the industry and are therefore not burdened by legacy obligations);
  changes in the charters or business practices of, or rules or regulations applicable to, Federal National Mortgage Association (“Fannie Mae”) and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Act on the financial services industry in general and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with mortgage insurance may be considered “qualified residential mortgages” for purposes of the Dodd-Frank Act securitization provisions;
  the application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments;
  our ability to realize some or all of the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;
  changes in GAAP or statutory accounting principles, rules and guidance, or their interpretation; and
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, Item 1A of Part II of our Quarterly Reports on Form 10-Q filed in 2012, and subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz